Exhibit 99.1

Ur-Energy Provides 2015 Q3 Operational Results and Further Guidance

Littleton, Colorado (PR Newswire – October 14, 2015) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) reports the following operational results for third quarter 2015, and other recent developments, including the amendment of the Company’s Loan Facility with RMB Australia Holdings Ltd (“RMB”).

Highlights

Lost Creek Operations

	Units	2015 Q1	2015 Q2	2015 Q3	2015 YTD

U3O8 Captured	(‘000 lbs)	192.3	207.3	172.2	571.8
U3O8 Dried & Drummed	(‘000 lbs)	177.1	183.9	176.8	537.8
U3O8 Sold (from production)	(‘000 lbs)	146.0	204.0	150.0	500.0

Average Flow Rate	(gpm)	1,681	1,840	1,931	1,818
U3O8 Head Grade	(mg/l)	110	108	86.4	101.4

Lost Creek Uranium Sales and Operational Highlights

For the quarter, 172,282 pounds of U3O8 were captured within the Lost Creek plant; 176,850 pounds U3O8 were packaged in drums; and 184,380 pounds U3O8 of drummed inventory were shipped from the Lost Creek processing plant to the converter. We continued to build inventory during the quarter towards a sustainable level that will allow us to meet contractual commitments or make discretionary spot sales. At September 30, inventory at the conversion facility was just over 102,782 pounds U3O8. Contract and spot sales from Lost Creek-produced U3O8 totaled 150,000 pounds at an average price of $56.39 per pound, for sales revenues of $8.46 million during the quarter. This is the eighth consecutive quarter of sales since operations began at Lost Creek. During the quarter, production was sourced from eleven header houses in the first mine unit; header house 11 was brought online in early September and construction is well underway on header house 12. After more than two years of operations, year-to-date plant head grades remained over 100 ppm despite having somewhat lower head grades in the third quarter. This is a typical result as mines mature and older operating patterns remain in the flow regime while newer patterns are brought online. This is also demonstrated through the quarter-over-quarter increasing average flowrates.

During the quarter, our geology and exploration teams continued with the 150-hole exploration drill program, completing the program in September. With all initially-planned wells in the first mine unit installed, delineation drilling and drilling for wellfield development progresses in MU2. Further development of the resource estimates for the Lost Creek Property continues as the results of these two drilling programs are being analyzed.

Renegotiation of RMB Loan Facility

The Company has amended the RMB loan facility to allow for the repayment of the revolver portion of the facility ($3.5 million) to be made in four quarterly installments commencing March 31, 2016 and concluding December 31, 2016. The revolver was previously required to be repaid in full on March 31, 2016. The amendment to the facility does not affect the remaining payments on the primary loan facility, repayment of which will be concluded March 31, 2016. Interest rates and other substantive loan facility terms are unchanged, and there were no financing costs associated with the amendment.

Roger Smith, Chief Financial Officer and Chief Administrative Officer stated, “We take pride in identifying innovative, non-dilutive, financial opportunities for the Company. Stretching the repayment of the remaining RMB debt over the four quarters of 2016 will assist the Company in properly balancing cash flows on a quarterly basis. As always, we would like to extend our thanks to RMB for their continued support of the Company.”

Continuing Guidance for 2015 – 2016 and Beyond

The Q4 2015 production target for Lost Creek is to dry and drum between 180,000 and 210,000 pounds U3O8. Production at this level will permit delivery into our final 2015 term contract commitment, discretionary spot sales, and the continuing buildup of our inventory, with an estimated final production for 2015 within the previously-projected range of 750,000 to 850,000 pounds U3O8. Our production rate may be adjusted based on operational refinements, and indicators in the market, including uranium spot market and term pricing, and other factors.

Continuing with our plan to commit approximately 60% of our one million pound annual production capacity at Lost Creek into term contracts (~600,000 pounds), the Company has contractually committed 662,000 pounds during 2016, at an average price of $47.61 per pound. We have also established our delivery schedule for those commitments, with distribution throughout the year. From 2016 – 2020, these long-term commitments total in excess of 2.8 million pounds, at an average price of $49.60 per pound. We have begun to make term agreements into the 2020s.

Ur-Energy Chairman Jeff Klenda observed, “Having made timely and complete deliveries into our term contracts for eight consecutive quarters, we have established our Lost Creek project as a reliable producer. Together with our market consultant, Jim Cornell, of NuCore Energy LLC, we have been very successful in developing a strong delivery book at well above current market prices. This serves to provide critical cashflow over the next fifteen months and through to the end of the decade, derisking our Company in a very uncertain market environment.”

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey Klenda, Chairman, Executive Director
866-981-4588	866-981-4588
Rich.Boberg@ur-energy.com	Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., future results of operational activities at the Lost Creek facility; ability to meet production targets for fourth quarter, and to meet production targets related to contractual commitments in coming years; continuing ability to enter advantages term contracts) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov/edgar.shtml. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.